Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
LOS ANGELES – April 26, 2006 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $330.2 million increased 11.0% compared to last year

•	Earnings per share of $0.51 increased 10.9% compared to last year

•	Completed acquisition of Benthos, Inc.

•	Raising 2006 earnings per share outlook
Teledyne Technologies today reported first quarter 2006 sales of $330.2 million, compared with sales of $297.5 million for the same period of 2005. Net income for the first quarter of 2006 was $17.9 million ($0.51 per diluted share), compared with net income of $15.8 million ($0.46 per diluted share) in the first quarter of 2005.
“Teledyne began 2006 with a great quarter. Both revenue and earnings per share were at record levels,” said Robert Mehrabian, chairman, president and chief executive officer. “Furthermore, margin improvement offset new expense resulting from the adoption of SFAS No. 123(R). First quarter 2006 earnings per share increased 10.9% despite $1.4 million ($0.03 per share) of stock option compensation expense. Due to strong execution, as well as focused acquisitions, we continue to believe that Teledyne is well positioned in a number of attractive markets, including defense electronics, commercial aviation and environmental and marine instrumentation.”
Review of Operations
Electronics and Communications
The Electronics and Communications segment’s first quarter 2006 sales were $202.0 million, compared with first quarter 2005 sales of $173.5 million, an increase of 16.4%. First quarter 2006 operating profit was $23.2 million, compared with operating profit of $20.1 million in the first quarter of 2005, an increase of 15.4%.
The first quarter 2006 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales of traveling wave tubes, printed circuit card assemblies, connectors and the acquisitions of Cougar Components in June 2005 and the assets of the microwave technical solutions business of Avnet, Inc. in October 2005. The revenue growth in electronic instruments was primarily driven by the acquisitions of RD Instruments, Inc. in August 2005 and Benthos, Inc. in January 2006 and also reflected increased sales of geophysical sensors for the energy exploration market. The increase in revenue in the first quarter of 2006 from businesses acquired since the first quarter of 2005 was $19.9 million. Segment operating profit was favorably impacted by revenue from acquisitions, as well as organic sales growth. Segment operating profit was negatively impacted by $0.6 million of stock option compensation expense in the first quarter of 2006 in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”). The company adopted the expense provisions of SFAS No. 123(R) in the first quarter of 2006. No stock option compensation expense was recorded in the first quarter of 2005. The company also recorded $0.7 million in charges in its commercial electronics business for warranty reserves and inventory obsolescence related to the termination of a product line. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $1.2 million in the first quarter of 2006, compared with $1.1 million in the first quarter of 2005. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.3 million in the first quarter of 2006, compared with $0.4 million in the first quarter of 2005.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s first quarter 2006 sales were $68.9 million, compared with first quarter 2005 sales of $70.5 million, a decrease of 2.3%. First quarter 2006 operating profit was $5.9 million, compared with operating profit of $7.5 million for the first quarter of 2005, a decrease of 21.3%.
First quarter 2006 sales, compared with the same period of 2005, reflected lower revenue in core defense programs, partially offset by revenue growth in aerospace programs. Operating profit in the first quarter of 2006, compared with the same period of 2005, reflected lower segment revenue and lower margins in aerospace programs due to higher sales on certain contracts which carry lower profit margins. Segment operating profit was impacted by $0.2 million of stock option compensation expense in the first quarter of 2006 compared with no stock option compensation expense in the first quarter of 2005. Segment operating profit also included pension expense under SFAS No. 87 of $2.4 million in the first quarter of 2006, compared with $1.7 million of pension expense in the first quarter of 2005. Pension expense allocated to contracts pursuant to CAS was $2.1 million in the first quarter of 2006 compared with $1.9 million in the first quarter of 2005.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s first quarter 2006 sales were $53.1 million, compared with first quarter 2005 sales of $46.4 million, an increase of 14.4%. The first quarter 2006 operating profit was $6.3 million, compared with operating profit of $3.3 million in the first quarter of 2005, an increase of 90.9%.
The higher first quarter 2006 sales, compared with the same period of 2005, primarily resulted from higher OEM piston engine and spare part sales. Segment operating profit for the first quarter of 2006, compared to the first quarter of 2005, reflected the impact of higher sales, improved operating performance and lower warranty costs. Segment operating profit for both the first quarter of 2006 and the first quarter of 2005, included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. The $2.5 million receipt in the first quarter of 2006 was the final payment under the agreement. Segment operating profit was impacted by $0.1 million of stock option compensation expense in the first quarter of 2006 compared with no stock option compensation expense in the first quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 of $0.3 million in the first quarter of 2006, compared with $0.2 million for the first quarter of 2005.
Energy Systems
The Energy Systems segment’s first quarter 2006 sales were $6.2 million, compared with first quarter 2005 sales of $7.1 million, a decrease of 12.7%. Operating profit was break even for the first quarter of 2006, compared with operating profit of $0.5 million in the first quarter of 2005.
The decrease in first quarter 2006 sales, compared with the first quarter of 2005, primarily resulted from reduced work on certain government contracts. Segment operating profit was impacted by the lower government sales and differences in contract fees. Segment operating profit also included pension expense, under SFAS No. 87 of $0.1 million for both the first quarter of 2006 and the first quarter of 2005. No pension expense was allocated to contracts pursuant to CAS for the first quarter of 2006, compared with $0.1 million for the first quarter of 2005.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $8.0 million for the first quarter 2006, compared with $2.0 million for the first quarter of 2005. The higher cash provided by operating activities in 2006, compared with 2005, was primarily due to operating cash flow from acquisitions made since the first quarter of 2005 and higher net income, partially offset by higher pension contributions. In addition, the first quarter of 2005 cash flow from operations included $1.7 million in excess tax benefits related to stock-based compensation. In accordance with SFAS No. 123(R), excess tax benefits of $3.9 million, in the first quarter of 2006, for stock-based compensation have been classified as a financing cash flow instead of an operating cash flow. Free cash flow (cash from operating activities less capital expenditures) was $3.6 million for the first quarter of 2006, compared with negative free cash flow of $1.3 million for the same period of 2005. In January 2006, Teledyne acquired Benthos, Inc. for $17.50 per share in cash. The aggregate consideration for the outstanding Benthos shares was approximately $40.6 million (including payments for the settlement of outstanding stock options) or $32.2 million taking into consideration $8.4 million in cash acquired. The acquisition was funded primarily from borrowings under the $280.0 million credit facility. At April 2, 2006, total debt was $66.8 million, which includes $63.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $9.2 million at April 2, 2006. The company also received $5.0 million from the exercise of employee stock options in the first quarter of 2006, compared with $4.3 million for the first quarter of 2005. Capital expenditures for the first quarter of 2006 were $4.4 million, compared with $3.3 million for the first quarter of 2005. Depreciation and amortization expense for the first quarter of 2006 was $6.6 million, compared with $6.1 million for the first quarter of 2005.

Free Cash Flow(a)

	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2006	2005
Cash provided by operating activities	$8.0	$2.0
Capital expenditures for property, plant and equipment	(4.4)	(3.3)

Free cash flow	$3.6	$(1.3)

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Free cash flow provides supplemental information to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense for the first quarter of 2006 was $4.1 million, compared with pension expense of $3.2 million for the same period of 2005, in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.4 million for both the first quarter of 2006 and the first quarter of 2005. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the first quarter of 2006 and first quarter of 2005 was 37.5%.
Stock Option Compensation Expense
In the first quarter of 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. Stock option compensation expense is recorded on a straight line basis over the appropriate vesting period, generally three years. For the first quarter of 2006, the company recorded a total of $1.4 million ($0.03 per share) in stock option expense related to stock options granted after the adoption of SFAS No. 123(R) and for stock options which were not vested by the date of adoption of SFAS No. 123(R). Of the amount, $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005 or in prior years.
Other
Interest expense, net of interest income, was $1.1 million for the first quarter of 2006, compared with $0.8 million for the first quarter of 2005, and primarily reflected higher average interest rates in the first quarter of 2006, compared with the first quarter of 2005. Other income in the first quarter of 2006 included $0.8 million related to insurance proceeds.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2006 earnings per share will be in the range of approximately $0.44 to $0.46. The full year 2006 earnings per share outlook is expected to be in the range of approximately $1.90 to $1.95, an increase from prior guidance of $1.85 to $1.90. The company’s estimated effective income tax rate for 2006 is 37.5%.

The company’s 2006 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the company’s acquisitions completed in 2005 and the Benthos acquisition in the first quarter of 2006.
The full year 2006 earnings outlook includes approximately $16.4 million ($0.28 per share) in pension expense under SFAS No. 87, or $6.6 million ($0.11 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2005 earnings included $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The increase in full year 2006 pension expense reflects, in part, the reduction of the discount rate assumption for the company’s defined benefit plan from 6.25% in 2005 to 6.00% in 2006. The company’s 2006 earnings outlook also reflects $5.8 million ($0.10 per share) in stock option compensation expense based on the fair value of stock options granted after the adoption of SFAS No. 123(R) and stock options which were not vested by the date of adoption of SFAS No. 123(R), as well as, current assumptions regarding the estimated fair value of expected stock option grants during the remainder of the year.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2006 Full Year Outlook		2005	2004
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense and stock option expense)	$2.11	$2.16	$1.91	$1.39
Pension expense – SFAS No. 87	(0.28)	(0.28)	(0.23)	(0.16)
Pension expense – CAS (b)	0.17	0.17	0.17	0.01

Earnings per share (excluding stock option expense)	2.00	2.05	1.85	1.24
Stock option expense (c)	(0.10)	(0.10)	—	—

Earnings per share – GAAP	$1.90	$1.95	$1.85	$1.24

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	In the first quarter of 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 26, 2006. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 26, 2006.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED APRIL 2, 2006 AND APRIL 3, 2005
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2006(a)	2005
Net sales	$330.2	$297.5
Costs and expenses:
Costs of sales	236.8	214.5
Selling, general and administrative expenses	67.1	59.4

Total costs and expenses	303.9	273.9

Income before other income and taxes	26.3	23.6
Other income, net (b)	3.5	2.5
Interest expense, net	(1.1)	(0.8)

Income before income taxes	28.7	25.3
Provision for income taxes	10.8	9.5

Net income	$17.9	$15.8

Diluted earnings per common share	$0.51	$0.46

Weighted average diluted common shares outstanding	35.1	34.4

(a)	In the first quarter of 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.4 million of compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(b)	Both the first quarter of 2006 and 2005, includes the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED APRIL 2, 2006 AND APRIL 3, 2005
(Unaudited — In millions)

	First	First
	Quarter	Quarter
	2006(a)	2005	% Change
Net sales:
Electronics and Communications	$202.0	$173.5	16.4%
Systems Engineering Solutions	68.9	70.5	(2.3)%
Aerospace Engines and Components	53.1	46.4	14.4%
Energy Systems	6.2	7.1	(12.7)%

Total net sales	$330.2	$297.5	11.0%

Operating profit and other segment income:
Electronics and Communications	$23.2	$20.1	15.4%
Systems Engineering Solutions	5.9	7.5	(21.3)%
Aerospace Engines and Components (b)	6.3	3.3	90.9%
Energy Systems	—	0.5	*

Segment operating profit and other segment income	$35.4	$31.4	12.7%
Corporate expense	(6.6)	(5.3)	24.5%
Other income, net	1.0	—	*
Interest expense, net	(1.1)	(0.8)	37.5%

Income before income taxes	28.7	25.3	13.4%
Provision for income taxes	10.8	9.5	13.7%

Net income	$17.9	$15.8	13.3%

(a)	In the first quarter of 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.4 million of compensation expense. Of this amount, $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005.

(b)	Both the first quarter of 2006 and 2005, includes the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
* not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
APRIL 2, 2006 AND JANUARY 1, 2006
(Current period unaudited – In millions)

	April 2,	January 1,
	2006	2006
ASSETS
Cash and cash equivalents	$9.2	$9.3
Accounts receivable, net	183.3	167.6
Inventories, net	137.7	117.3
Deferred income taxes, net	27.3	25.4
Prepaid expenses and other assets	14.2	11.9

Total current assets	371.7	331.5

Property, plant and equipment, net	99.7	96.7
Deferred income taxes, net	43.1	42.9
Goodwill and acquired intangible assets, net	254.5	230.6
Other assets, net	26.3	26.5

Total assets	$795.3	$728.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$82.4	$76.2
Accrued liabilities	109.0	101.1
Current portion of long-term debt and capital lease	0.2	0.2

Total current liabilities	191.6	177.5

Long-term debt and capital lease obligation	66.6	47.0
Other long-term liabilities	180.7	177.7

Total liabilities	438.9	402.2
Total stockholders’ equity	356.4	326.0

Total liabilities and stockholders’ equity	$795.3	$728.2